 Exhibit (a)(1)(A)
Offer to Purchase
Up to 2,222,222 Shares of Common Stock
of
LANDS’ END, INC.
at
$45.00 per share in cash, without interest and less any applicable tax withholding by
LEWHP, LLC
A wholly owned indirect subsidiary of
WH TOPCO, L.P. (d/b/a WHP Global)
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON MARCH 26, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
LEWHP, LLC, a Delaware limited liability company (“Purchaser”) and a wholly owned indirect subsidiary of WH Topco, L.P., a Delaware limited partnership (“WHP Global”) (d/b/a WHP Global), is offering (the “Offer”) to purchase up to 2,222,222 of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lands’ End, Inc., a Delaware corporation (“Lands’ End”), in exchange for $45.00 per Share in cash, without interest and less any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively, the “Offer Materials”).
The Offer is being made pursuant to that certain Membership Interest Purchase Agreement, dated as of January 26, 2026 (as it may be amended from time to time, the “Purchase Agreement”), by and among Lands’ End, Lands’ End Direct Merchants, Inc., a Delaware corporation and wholly owned subsidiary of Lands’ End (“Lands’ End Direct Merchants” and, together with Lands’ End, the “Sellers”), Purchaser, WH Borrower, LLC, a Delaware limited liability company and wholly owned subsidiary of WHP Global (“WHP Borrower”), and WHP Global. Upon the terms and subject to the conditions set forth in the Purchase Agreement, (i) Sellers will contribute all of their respective intellectual property and related assets associated with the “Lands’ End” brand, including all of the license agreements entered into in connection with Lands’ End’s licensing business (the “Contributed Assets”) to a newly formed Delaware limited liability company and wholly owned subsidiary of Sellers (“LE Topco”), and LE Topco will assume certain liabilities related to the Contributed Assets, and (ii) immediately thereafter, Sellers will sell 50% of the units of LE Topco (the “Units”), representing a 50% controlling ownership stake in LE Topco, to Purchaser for an aggregate purchase price of $300 million in cash (the “Transactions”). Pursuant to the Purchase Agreement, Purchaser agreed to commence this Offer to purchase up to 2,222,222 Shares (the “Offer Cap”) from the stockholders of Lands’ End at the Offer Price in connection with the Transactions.
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
If we do not substantially concurrently close the Transactions, we will not close the Offer. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the MIPA Compliance Condition (as defined below in Section 15 — “Conditions of the Offer”), (ii) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”) and (iii) the IP Condition (as defined below in Section 15 —

“Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer or the Transactions.
For the avoidance of doubt, the Offer will not close, and no payment for tendered Shares will be made, until after the Expiration Time has passed and all Offer Conditions have been satisfied or waived. If the closing of the Transactions is delayed beyond April 2, 2026, Purchaser expects to extend the Offer (subject to the Outside Date (as defined below)) for such period(s) as necessary for the Offer and the Transactions to close substantially concurrently. The Offer will not close until the Transactions close.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page 1 of this Offer to Purchase. You should read this entire document, the Letter of Transmittal and other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE TRANSACTIONS HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
The Information Agent for the Offer is:
51 West 52nd Street, 6th Floor
New York, New York 10019
Shareholders, Banks and Brokers
Call Toll Free: 866-946-2345
Outside U.S. and Canada: 283-224-9035
Via Email: landsend@georgeson.com
February 26, 2026

IMPORTANT
If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must do the following:
•
If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below). These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the front cover and back cover of this Offer to Purchase. Copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Printed copies or additional electronic copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent upon request. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Lands’ End contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Lands’ End to WHP Global and Purchaser or has been taken from, or is based upon, publicly available documents or records of Lands’ End on file with the SEC or other public sources at the time of the Offer. WHP Global and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	Subject to the MIPA Compliance Condition, the Antitrust Condition, the IP Condition and certain other conditions, up to 2,222,222 Shares.
Price Offered Per Share	$45.00 per Share in cash, without interest and less any applicable tax withholding.
Scheduled Expiration of Offer	One minute past 11:59 p.m., Eastern Time, on March 26, 2026, unless the Offer is otherwise extended or earlier terminated.
Purchaser	LEWHP, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of WH Topco, L.P.
Who is offering to buy my securities?
•
LEWHP, LLC a Delaware limited liability company and an affiliate of WHP Global, which was formed solely for the purpose of facilitating the Transactions, is offering to buy up to 2,222,222 Shares in exchange for the Offer Price. See Section 8 — “Certain Information Concerning WHP Global and Purchaser.”

•
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, WHP Global. We use the term “Purchaser” to refer to LEWHP, LLC alone, the term “WHP Global” to refer to WH Topco, L.P. alone and the term “Lands’ End” to refer to Lands’ End, Inc. alone.

What is the class and amount of securities sought pursuant to the Offer?
•
Purchaser is offering to purchase up to 2,222,222 Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to all of the issued and outstanding shares of common stock, par value $0.01 per share, of Lands’ End, which are the subject of the Offer.

See Section 1 — “Terms of the Offer; Proration.”
Why are you making the Offer?
•
Pursuant to the Purchase Agreement, we agreed to commence this Offer to purchase up to 2,222,222 Shares from the stockholders of Lands’ End at the Offer Price. See Section 11 — “The Purchase Agreement; Other Agreements.”

Who can participate in the Offer?
•
The Offer is open to all holders and beneficial owners of Shares.

How much are you offering to pay?
•
Purchaser is offering to pay $45.00 per Share in cash, without interest and less any applicable tax withholding. See the “Introduction” to this Offer to Purchase.

What happens if stockholders tender more shares than you are willing to buy?
•
If stockholders tender more than 2,222,222 Shares, we will purchase Shares on a pro rata basis. This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you validly tendered (and did not validly withdraw) by a proration factor. The proration factor will equal 2,222,222 divided by the total number of Shares properly tendered and not withdrawn. For example, if a total of 10,000,000 Shares are tendered, we will purchase approximately 22% of the number of Shares that each stockholder tendered. We will make adjustments to avoid purchases of fractional shares. See Section 1 — “Terms of the Offer; Proration.”

If you prorate, when will I know how many Shares will actually be purchased?
•
If proration of tendered Shares is required, because of the process for determining the number of Shares properly tendered and not withdrawn, we do not expect to announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer until up to three business days after the Expiration Time. Preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO promptly after the Expiration Time. Holders of Shares may also obtain preliminary results of proration from Georgeson LLC, the Information Agent for the Offer, at its telephone number on the front cover and back cover of this Offer to Purchase. See Section 1 — “Terms of the Offer; Proration.”

What is your current ownership and voting interest in Lands’ End? What will it be after the Offer to Purchase is completed?
•
WHP Global, Purchaser and their affiliates currently own no Shares. If all 2,222,222 Shares are purchased by Purchaser in the Offer, Purchaser will own 2,222,222 Shares, which would represent approximately 7.3% of the issued and outstanding Shares as of February 20, 2026.

Will I have to pay any fees or commissions?
•
If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
•
Yes. Sellers, Purchaser, WHP Borrower and WHP Global have entered into a Membership Interest Purchase Agreement, dated January 26, 2026 (as it may be amended from time to time, the “Purchase Agreement”). The Purchase Agreement contains the terms and conditions of the Offer.

See Section 11 — “The Purchase Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
How will my outstanding stock options and equity awards be treated in the offer?
•
The Offer is being made only for Shares and not for outstanding stock options and equity awards granted by Lands’ End. There will be no impact on any outstanding stock options and equity awards. See Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Transactions?
•
Generally, if you are a U.S. Holder (as defined in “The Tender Offer — Section 5. Material U.S. Federal Income Tax Consequences.”), the receipt of cash in exchange for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders will generally recognize gain or loss equal to the difference, if any, between (1) the sum of the cash received by such U.S. Holder in the Offer and (2) such U.S. Holder’s adjusted tax basis in the Shares surrendered in connection with the Offer. See “The Tender Offer — Section 5. Material U.S. Federal Income Tax Consequences.”
•
We urge you to consult your tax advisor as to the particular tax consequences to you of surrendering Shares pursuant to the Offer (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?
•
Yes. Purchaser, through its affiliates, has access to sufficient funds to complete the Offer. As of January 31, 2026, WHP Global and its controlled affiliates had approximately $225 million in cash and cash equivalents on hand and a committed revolving credit facility that allows for $175 million in aggregate borrowings. In addition, Purchaser has entered into the Debt Commitment Letter (as defined below). See Section 9 — “Source and Amount of Funds.” However, the Offer is not conditioned upon any financing arrangements, and WHP Global and Purchaser have ample financial resources available to complete the Offer.

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
•
We do not think Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:

•
the Offer is being made solely for cash;

•
the closing of the Offer is not subject to any financing condition;

•
we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer through WHP Global, which (together with its controlled affiliates), as of January 31, 2026, had approximately $225 million in cash and cash equivalents on hand and a committed revolving credit facility that allows for $175 million in aggregate borrowings, as well as through WHP Borrower’s Debt Commitment Letter; and

•
Shares that are tendered and accepted for payment will be exchanged for cash, and holders of such Shares will have no interest in WHP Global after the Offer is closed, and therefore the financial condition of WHP Global after the closing of the Offer is not relevant to holders who may tender their Shares in the Offer.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Purchase Agreement; Other Agreements.”
If you do not close the Transactions, will you nevertheless close the Offer?
•
No. If the Transactions are not closed for any reason, Purchaser will not close the Offer. Likewise, the closing of the Transactions is conditioned on the substantially concurrent closing of the Offer. Pursuant to the Purchase Agreement, in connection with the closing of the Transactions, Purchaser is required to accept and pay the Offer Price for the number of Shares validly tendered (and not validly withdrawn) in the Offer, subject to the Offer Cap, substantially concurrently with the closing of the Transactions. Purchaser will not close the Offer unless the Transactions are closed substantially concurrently therewith. However, there is no requirement that a minimum number of Shares be tendered in the Offer in order for the Transactions to be closed. See Section 11 — “The Purchase Agreement; Other Agreements.”

How long do I have to decide whether to tender my Shares in the Offer?
•
You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 p.m., Eastern Time, on March 26, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Purchase Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Purchase Agreement or other applicable law, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer; Proration” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
•
Yes. The Purchase Agreement contains provisions that govern the circumstances under which Purchaser is required to extend the Offer. Specifically, the Purchase Agreement provides:

(i)
if, at any scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”) is not satisfied and has not been waived by the party that is entitled to waive such condition pursuant to the Purchase Agreement, Purchaser shall extend the Offer for one or more periods of time of up to ten business days per extension; and

(ii)
Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or law applicable to the Offer.

In each case, Purchaser shall not be required to extend the Offer beyond October 26, 2026 (the “Outside Date”), unless there is a pendency of any action or proceeding brought by a party to the Purchase Agreement for specific performance of the Purchase Agreement.
Other than as set forth above, Purchaser may not extend the Offer unless approved in writing by Lands’ End.
Will there be a subsequent offering period?
•
No.

How will I be notified if the Offer is extended?
•
If we extend the Offer, we intend to inform Computershare Trust Company, N.A., the depositary for the Offer (in such capacity, the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer; Proration.”
What are the most significant conditions to the Offer?
•
If we do not substantially concurrently close the Transactions, we will not close the Offer.

•
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the Expiration Time, including:

•
the MIPA Compliance Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•
the IP Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•
the absence of a Material Adverse Effect (as defined below in Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Transactions are not subject to any financing condition.
How do I tender my Shares?
•
If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.
•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

We are not providing for guaranteed delivery procedures. Therefore, Lands’ End stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Lands’ End stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
•
If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Offer Price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
•
You may withdraw your previously tendered Shares at any time until the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after April 27, 2026, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

See Section 4 — “Withdrawal Rights.”
How do I validly withdraw previously tendered Shares?
•
To validly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”
Do you anticipate that Lands’ End will continue as a public company following the Offer?
•
Yes. The Offer is not being conducted in connection with or anticipation of any going private transaction. See Section 13 — “Certain Effects of the Offer.”

•
In addition, the terms of the Purchase Agreement restrict the ability of Purchaser to acquire more than the Offer Cap through the Offer.

•
Other than this Offer and the Transactions, we currently have no plans to initiate any material changes or enter into any significant transactions with respect to Lands’ End, including in relation to mergers or similar transactions, asset sales, transfers or dispositions, the composition of the board of directors, the delisting of Shares, or the dividend policy.

If I do not tender my Shares but the Offer is closed, how will the Offer affect me?
•
If you decide not to tender your Shares, you will still own the same number of Shares. Lands’ End is expected to remain a public company listed on Nasdaq. As a result, you will continue to participate in the future performance of Lands’ End. Stockholders that do not tender their Shares pursuant to the Offer may be able to sell their Shares in the future on Nasdaq, or otherwise, at a price higher or lower than the Offer Price. We can give no assurance as to the price at which a stockholder may be able to sell his, her or its Shares in the future. See Section 13 — “Certain Effects of the Offer.”
See the “Introduction” to this Offer to Purchase and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date?
•
On January 23, 2026, the last trading day before the public announcement of the Offer and the execution of the Purchase Agreement, the reported closing price of the Shares on Nasdaq was $14.05 per Share. On February 25, 2026, the last trading day before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $16.10 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”
Will I have dissenters’ or appraisal rights in connection with the Offer?
•
No dissenters’ or appraisal rights will be available to holders of Shares in connection with the Offer.

Do you have interests in the Offer that may be different from my interests as a stockholder of Lands’ End?
•
Yes. Our interests in the Offer are different from those of stockholders being asked to sell their Shares. In particular, Lands’ End’s stockholders should be aware that our financial interests with regard to the price to be paid in the Offer are generally adverse to the financial interests of the stockholders being asked to tender their Shares. Also, if you sell all of your Shares in the Offer, you will cease to have any interest in Lands’ End and will not have the opportunity to participate in any future appreciation in the value of the Shares or any future dividends paid by Lands’ End. By contrast, we will benefit from any future increase, and bear the risk of any future decrease, in the value of the Shares we own following the closing of the Offer. See Section 8 — “Certain Information Concerning WHP Global and Purchaser.”

Whom should I call if I have questions about the Offer?
•
You may call Georgeson LLC, the information agent for the Offer (the “Information Agent”), toll free at 866-946-2345 or 283-224-9035 outside the U.S. and Canada. See the front cover and back cover of this Offer to Purchase for additional contact information for the Information Agent.

How may I obtain additional copies of the Offer Materials?
•
Copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov.

•
Printed copies or additional electronic copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent upon request. You may contact the Information Agent toll free at 866-946-2345 or 283-224-9035 outside the U.S. and Canada. See the front cover and back cover of this Offer to Purchase for additional contact information for the Information Agent.

•
You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

INTRODUCTION
LEWHP, LLC, a Delaware limited liability company (“Purchaser”) and a wholly owned indirect subsidiary of WH Topco, L.P., a Delaware limited partnership (“WHP Global”) (d/b/a WHP Global), is offering (the “Offer”) to purchase up to 2,222,222 of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Lands’ End, Inc., a Delaware corporation (“Lands’ End”), in exchange for $45.00 per Share in cash, without interest and less any applicable tax withholding (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively, the “Offer Materials”).
The Offer is being made pursuant to that certain Membership Interest Purchase Agreement, dated as of January 26, 2026 (as it may be amended from time to time, the “Purchase Agreement”), by and among Lands’ End, Lands’ End Direct Merchants, Inc., a Delaware corporation and wholly owned subsidiary of Lands’ End (“Lands’ End Direct Merchants” and, together with Lands’ End, the “Sellers”), Purchaser, WH Borrower, LLC, a Delaware limited liability company and wholly owned subsidiary of WHP Global (“WHP Borrower”), and WHP Global. Upon the terms and subject to the conditions set forth in the Purchase Agreement, (i) Sellers will contribute all of their respective intellectual property and related assets associated with the “Lands’ End” brand, including all of the license agreements entered into in connection with Lands’ End’s licensing business (the “Contributed Assets”) to a newly formed Delaware limited liability company and wholly owned subsidiary of Sellers (“LE Topco”), and LE Topco will assume certain liabilities related to the Contributed Assets, and (ii) immediately thereafter, Sellers will sell 50% of the units of LE Topco (the “Units”), representing a 50% controlling ownership stake in LE Topco, to Purchaser for an aggregate purchase price of $300 million in cash. Pursuant to the Purchase Agreement, Purchaser agreed to commence this Offer to purchase up to 2,222,222 Shares from the stockholders of Lands’ End (the “Offer Cap”) at the Offer Price in connection with the Transactions.
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The Purchase Agreement is more fully described in Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement.”
Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.
If we do not substantially concurrently close the Transactions, we will not close the Offer. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the MIPA Compliance Condition (as defined below in Section 15 — “Conditions of the Offer”), (ii) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”) and (iii) the IP Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” The Offer and the Transactions are not subject to any financing condition.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER
1.
Terms of the Offer; Proration

Purchaser is offering to purchase up to 2,222,222 of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”
If more than 2,222,222 Shares are validly tendered prior to the Expiration Time, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 2,222,222 Shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of Shares validly tendered by the Expiration Time and not properly withdrawn. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the tender offer in each case, in accordance with the procedure described in Section 2 — “Acceptance for Payment and Payment for Shares.”
The Offer is conditioned upon, among other things, the satisfaction of the MIPA Compliance Condition, the Antitrust Condition, the IP Condition and the other conditions described in Section 15 — “Conditions of the Offer.” If we do not substantially concurrently close the Transactions, we will not close the Offer.
The Purchase Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Purchase Agreement provides that:
(i)
if, at any scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”) is not satisfied and has not been waived by the party that is entitled to waive such condition pursuant to the Purchase Agreement, Purchaser shall extend the Offer for one or more periods of time of up to ten business days per extension; and

(ii)
Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or law applicable to the Offer;

In each case, Purchaser shall not be required to extend the Offer beyond the Outside Date on October 26, 2026. See Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement — Termination.”
If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Purchaser expressly reserves the right, in its sole discretion, to waive any Offer Condition or modify the terms of the Offer, in whole or in part, including the Offer Price, except that Lands’ End’s prior written consent is required for Purchaser to:
(i)
reduce the Offer Price or change the form of consideration payable in the Offer;

(ii)
change or modify the Offer Cap;

(iii)
add, change or modify any Offer Conditions (other than any waiver of an Offer Condition)

(iv)
extend or otherwise change the expiration date of the Offer other than in accordance with the Purchase Agreement; or

(v)
amend, modify or supplement any of the other terms of the Offer in any manner that is adverse to the stockholders of Lands’ End.

Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.
The obligation of Purchaser to accept for payment, and pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer to Purchase or the Purchase Agreement, Purchaser will not be required to, and WHP Global will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the Purchase Agreement, WHP Global or Lands’ End may terminate the Purchase Agreement.
2.
Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Purchase Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” including the condition that we substantially concurrently close the Transactions, we will accept for payment up to 2,222,222 Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the scheduled Expiration Time (which will not be more than three business days after the Expiration Time) (the date and time of acceptance for payment, the “Acceptance Time”). We will promptly (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) after the Acceptance Time pay, or cause the Depositary for the Offer to pay, for all Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Purchase Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
We will accept for payment and pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (i) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), (ii) to the extent the Shares are not already held with the Depositary, the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Purchase Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.
3.
Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and, to the extent the Shares are not already held with the Depositary, either (i) in the case of certificated Shares, if any, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of the Letter of Transmittal or any other documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery.   We are not providing for guaranteed delivery procedures. Therefore, Lands’ End stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Lands’ End stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signatories of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal.
See Instructions 1 and 5 of the Letter of Transmittal.
We will accept for payment and pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (i) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal), (ii) to the extent the Shares are not already held with the Depositary, Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES (IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, WHP Global or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Purchase Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offer closes and we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Lands’ End stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Lands’ End.
Backup Withholding.   Under current U.S. federal income tax law, payments made to stockholders pursuant to the Offer may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary).
Any stockholder that is not a U.S. person should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at www.irs.gov.
See Instruction 9 to the Letter of Transmittal. Information reporting to the IRS may also apply to payments made to stockholders pursuant to the Offer.

4.
Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after April 27, 2026, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, WHP Global or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.
Material U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the Offer and the Transactions to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or that any such contrary position would not be sustained by a court.
This summary is limited to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to stockholders that may be subject to special rules under the Code, including banks and certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, retirement plans or other tax-deferred accounts, broker-dealers, partnerships or other pass-through or disregarded entities (or investors in partnerships or other pass-through or disregarded entities), persons subject to any alternative minimum tax or base erosion and anti-abuse tax provisions of the Code, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and certain former citizens or long-term residents of the United States, tax-exempt organizations, persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), persons whose functional currency is not the U.S. dollar, dissenting stockholders, persons who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, persons that purchase or sell Shares as part of a wash sale for tax purposes, and persons holding Shares as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock, holders of options to purchase the Company’s Shares or holders of restricted stock awards. In addition, this summary does not address the effects of the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this summary, a “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under the applicable U.S. Treasury regulations. This discussion does not address the tax consequences to persons who are not U.S. Holders.
If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of exchanging Shares for cash pursuant to the Offer.
This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer. We urge you to consult your tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences exchanging Shares for cash pursuant to the Offer.
Effect of Exchanging Shares for Cash pursuant to the Offer
The receipt of cash in exchange for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares pursuant to the Offer will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if, as of the date of the exchange, the U.S. Holder’s holding period for the Shares exchanged is more than one year. Long-term capital gain recognized by individuals and other non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer.
Information Reporting and Backup Withholding
A U.S. Holder who exchanges Shares pursuant to the Offer is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

6.
Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “LE.” Lands’ End has advised us that, as of February 20, 2026, 30,599,081 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:
	High	Low
Fiscal Year Ended January 30, 2026
Fourth Quarter	$20.04	$13.50
Third Quarter	$16.87	$11.56
Second Quarter	$13.60	$7.65
First Quarter	$13.85	$8.15
Fiscal Year Ended January 31, 2025
Fourth Quarter	$17.58	$12.11
Third Quarter	$19.88	$12.76
Second Quarter	$18.27	$11.78
First Quarter	$14.59	$7.64
Fiscal Year Ended February 2, 2024
Fourth Quarter	$10.25	$5.98
Third Quarter	$10.81	$6.09
Second Quarter	$9.52	$6.20
First Quarter	$10.35	$6.31
On January 23, 2026, the last trading day before the public announcement of the Offer and the execution of the Purchase Agreement, the reported closing price of the Shares on Nasdaq was $14.05 per Share. On February 25, 2026, the last trading day before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $16.10 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
Lands’ End has not paid and does not expect to pay in the foreseeable future dividends on the Shares.
7.
Certain Information Concerning Lands’ End

The summary information set forth below is qualified in its entirety by reference to Lands’ End’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither WHP Global nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither WHP Global nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Lands’ End, whether furnished by Lands’ End or contained in such filings, or for any failure by Lands’ End to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to WHP Global or Purchaser.
Lands’ End is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online, through third-party distribution channels, its own company-operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.
The address of Lands’ End’s principal executive offices and Lands’ End’s phone number at its principal executive offices are as set forth below:
Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin
(608) 935-9341

Additional Information.   The Shares are registered under the Exchange Act. Accordingly, Lands’ End is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Lands’ End’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of Lands’ End’s securities, any material interests of such persons in transactions with Lands’ End and other matters was disclosed in Lands’ End’s definitive proxy statement for Lands’ End’s 2025 Annual Meeting of Stockholders filed with the SEC on March 31, 2025. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Lands’ End, that file electronically with the SEC.
8.
Certain Information Concerning WHP Global and Purchaser

WHP Global is a Delaware limited partnership. Its principal executive office is located at 530 Fifth Avenue, 12th Floor New York, NY 10036, and its telephone number is (646) 518-8495. WHP Global is a leading New York-based firm that acquires global consumer brands and invests in high-growth distribution channels including digital commerce platforms and global expansion. WHP Global owns a portfolio of consumer brands that collectively generate billions in annual global retail sales as of January 31, 2026.
Purchaser is a Delaware limited liability company and an affiliate of WHP Global, and was formed solely for the purpose of facilitating the Transactions. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Its principal executive office is located at 530 Fifth Avenue, 12th Floor New York, NY 10036 and telephone number is (646) 518-8495.
The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and WHP Global are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or WHP Global, or, to the best knowledge of Purchaser and WHP Global after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
WHP Global, Purchaser and their affiliates currently own none of the issued and outstanding Shares.
Our interests in the Offer are different from those of stockholders being asked to sell their Shares. In particular, Lands’ End’s stockholders should be aware that our financial interests with regard to the price to be paid in the Offer are generally adverse to the financial interests of the stockholders being asked to tender their Shares. Also, if you sell all of your Shares in the Offer, you will cease to have any interest in Lands’ End and will not have the opportunity to participate in any future appreciation in the value of the Shares or any future dividends paid by Lands’ End. By contrast, we will benefit from any future increase, and bear the risk of any future decrease, in the value of the Shares we own following the closing of the Offer.
Except as set forth above or elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, WHP Global or, to the best knowledge of Purchaser and WHP Global after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of WHP Global; (ii) none of Purchaser, WHP Global or, to the best knowledge of Purchaser and WHP Global after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Lands’ End during the past 60 days; (iii) none of Purchaser, WHP Global or, to the best knowledge of Purchaser and WHP Global after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Lands’ End (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, WHP Global, their subsidiaries or, to the best knowledge of Purchaser and WHP Global after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Lands’ End or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, WHP Global, their subsidiaries or, to the best knowledge of Purchaser and WHP Global after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Lands’ End or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Lands’ End’s securities, an election of Lands’ End’s directors or a sale or other transfer of a material amount of Lands’ End’s assets.
9.
Source and Amount of Funds

We expect that the total funds required to close the Offer will be approximately $100 million, plus any related transaction fees and expenses (assuming 2,222,222 Shares are accepted for payment in the Offer). WHP Global will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer. We do not believe our financial condition to be relevant to your decision to tender your Shares for the following reasons:
•
the Offer is being made solely for cash;

•
the closing of the Offer is not subject to a financing condition;

•
WHP Global and Purchaser have ample financial resources available to complete the Offer and the Transactions; and

•
Shares that are tendered and accepted for payment will be exchanged for cash, and holders of such Shares will have no interest in WHP Global after the Offer is closed, and therefore the financial condition of WHP Global after the closing of the Offer is not relevant to holders who may tender their Shares in the Offer.

As of January 31, 2026, WHP Global and its controlled affiliates had approximately $225 million in cash and cash equivalents on hand. In addition, pursuant to a credit agreement, dated as of February 20, 2025 (the “Credit Agreement”), by and among WHP Borrower, WH Intermediate, LLC, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto from time to time, WHP Borrower has access to a committed revolving credit facility that allows for $175 million in aggregate borrowings (the “Revolving Credit Facility”). The Credit Agreement has been filed as Exhibit (b)(1) to the Schedule TO and is incorporated herein by reference. As of January 31, 2026, WHP Borrower had no borrowings outstanding under the Revolving Credit Facility. In addition, WHP Borrower has access to an additional $250 million in debt financing through an incremental term loan facility (the “2026 Incremental Term Facility”) pursuant to a fully executed amended and restated debt commitment letter, dated as of February 6, 2026 (the “Debt Commitment Letter”), from Morgan Stanley Senior Funding, Inc (including its designated affiliates), Jefferies Finance LLC (including its designated affiliates), Deutsche Bank AG New York Branch (including its designated affiliates), Bank of Montreal (including its designated affiliates) and Wells Fargo Bank, National Association (including its designated affiliates) (collectively, the “Commitment Parties”).
The proceeds of the 2026 Incremental Term Facility, together with permitted borrowings under the Revolving Credit Facility and cash on hand at WH Intermediate, LLC, WHP Borrower, and its subsidiaries, will be used, among other things, to pay amounts related to the Transactions and the Offer, including fees and expenses.
The funding of loans under the 2026 Incremental Term Facility is subject only to the satisfaction of certain limited conditions, including (i) the closing of the Transactions substantially concurrently with the initial borrowing under the 2026 Incremental Term Facility, (ii) the absence of a Material Adverse Effect (as defined in the Purchase Agreement) since the Effective Date (as defined in the Purchase Agreement),

(iii) the accuracy of certain specified representations and warranties, (iv) the delivery of certain customary closing documentation and (v) the payment of fees and expenses required to be paid on the closing date. The commitments under the Debt Commitment Letter will expire on the date that is five business days after the Outside Date (as defined in the Purchase Agreement), unless extended by the parties thereto or earlier terminated in accordance with its terms.
The 2026 Incremental Term Facility will be in an aggregate principal amount of $250 million. The interest rate applicable to the 2026 Incremental Term Facility will be Term SOFR plus an applicable margin equal to 4.75%, which is subject to a 25 basis points step-down upon the achievement of a first lien net leverage ratio equal to or below 4.35:1.00 and principal will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount, which may be adjusted (but may not be decreased) as may be necessary to cause the 2026 Incremental Term Facility to be fungible with the initial term loans under WHP Borrower’s existing credit agreement, with the balance payable at maturity. The 2026 Incremental Term Facility will be secured on a first-priority basis by the same collateral that secures the obligations under the Credit Agreement, subject to the terms thereof. The 2026 Incremental Term Facility will be governed by customary representations and warranties, affirmative and negative covenants, events of default, voting, assignment, yield protection, tax, expense, indemnification, and governing law provisions.
The foregoing summary of certain provisions of the Debt Commitment Letter is qualified in its entirety by reference to the Debt Commitment Letter. The Debt Commitment Letter has been filed as Exhibit (b)(2) to the Schedule TO and is incorporated herein by reference. The definitive documentation for the 2026 Incremental Term Facility has not been finalized and, accordingly, the actual terms of the final documentation may differ from those described in this Offer to Purchase.
10.
Background of the Offer; Past Contacts or Negotiations with Lands’ End

The following is a description of contacts between representatives of WHP Global and Lands’ End that resulted in the execution of the Purchase Agreement and the agreements related to the Offer. For a review of Lands’ End’s additional activities, please refer to the Schedule 14D-9, which will be available free of charge at www.sec.gov.
In the ordinary course of business and to supplement its consumer brand management and acquisition activities, WHP Global regularly evaluates corporate development opportunities, including strategic acquisitions and licensing, partnership and collaboration opportunities.
On March 7, 2025, Lands’ End publicly announced that the board of directors of Lands’ End (the “Lands’ End Board”) had initiated a strategic alternatives process.
On April 14, 2025, Lands’ End provided access to an electronic data room to WHP Global and its representatives. Representatives of Perella Weinberg Partners (“PWP”) subsequently shared a process letter with WHP Global, which process letter requested that non-binding proposals to acquire Lands’ End be submitted in writing by email to PWP by May 20, 2025. Lands’ End responded to numerous diligence requests from, and conducted numerous due diligence meetings and teleconferences with, WHP Global.
On April 23, 2025 and April 30, 2025, various members of Lands’ End’s senior management met with senior management of WHP Global to discuss a potential transaction.
On May 16, 2025, WHP Global sent Lands’ End a non-binding indication of interest to acquire all outstanding shares of common stock of Lands’ End (the “Lands’ End Common Stock”) for consideration that would allow each stockholder the choice of (i) $11.34 in cash per share or (ii) equity in a newly formed subsidiary of WHP Global that would own the intellectual property of Lands’ End. Holders of a maximum of 66% of Lands’ End’s outstanding shares would have the ability to elect to receive equity in the newly formed subsidiary (with proration if more than 66% made this election), provided that such holders (if a maximum of 66% were to choose equity) would not own more than 49% of the newly formed subsidiary (the “May 16 WHP Proposal”).
Beginning on May 23, 2025, representatives from PWP had discussions with WHP Global in order to provide feedback on its proposal and encourage WHP Global to improve the terms of its proposal, including valuation.

On June 2, 2025, WHP Global sent Lands’ End a revised non-binding indication of interest to acquire all outstanding shares of the Lands’ End Common Stock for consideration that would allow each stockholder the choice of (i) $12.47 in cash per share or (ii) equity in a newly formed subsidiary of WHP Global that would own the intellectual property of Lands’ End. Holders of a maximum of 66% of Lands’ End’s outstanding shares would have the ability to elect to receive equity in the newly formed subsidiary (with proration if more than 66% made this election), provided that such holders (if a maximum of 66% were to choose equity) would not own more than 49% of the newly formed subsidiary (the “June 2 WHP Proposal”). Representatives of PWP engaged in subsequent discussions with representatives of WHP Global and provided feedback on the June 2 WHP Proposal to representatives of WHP Global.
On June 5, 2025, WHP Global sent Lands’ End a revised non-binding indication of interest, increasing the purchase price for the cash option to $13.50 in cash per share. Representatives of PWP engaged in subsequent discussions with representatives of WHP Global and provided feedback on the June 5 WHP Proposal to representatives of WHP Global.
On June 10, 2025, Lands’ End provided WHP Global with access to additional due diligence information in the electronic data room. Lands’ End subsequently responded to numerous diligence requests from, and conducted numerous due diligence meetings and teleconferences with, WHP Global and its representatives.
In late June and early July 2025, Lands’ End engaged in additional due diligence discussions with WHP Global, and PWP had numerous conversations with WHP Global regarding the June 5 WHP Proposal. Then, on July 18, 2025, WHP Global sent Lands’ End another revised non-binding indication of interest (the “July 18 WHP Proposal”), offering $15 per share in cash, with the expectation that such transaction would take place through a two-step tender offer/back-end merger under Section 251(h) of the Delaware General Corporation Law, with a closing condition that an affirmative majority of the disinterested stockholders of Lands’ End must tender into the tender offer. The July 18 WHP Proposal further described that immediately following the closing, Lands’ End would be separated into two businesses: a joint venture holding all of Lands’ End’s intellectual property and an “OpCo” holding all other operations and personnel. The July 18 WHP Proposal also provided that Edward S. Lampert, Lands’ End’s majority stockholder, and certain of his affiliates would have the option to roll over all or a portion of their shares of Lands’ End Common Stock in exchange for ownership of equity in the joint venture and/or WHP Global in lieu of receipt of some or all of the cash consideration. Furthermore, the July 18 WHP Proposal indicated that WHP Global would require the transaction to be negotiated with a special committee composed of fully independent and disinterested directors of Lands’ End and conditioned on a majority of the disinterested stockholders of Lands’ End tendering into the tender offer.
On August 12, 2025, representatives of PWP requested that WHP Global submit a revised proposal with its “best and final” cash price per share for the shares held by the stockholders of Lands’ End other than Mr. Lampert and his affiliates, such proposal to be received no later than 12:00 p.m. (Eastern Time) on August 15, 2025.
On August 15, 2025, WHP Global sent Lands’ End a further revised non-binding indication of interest (the “August 15 WHP Proposal”), increasing the purchase price to $16.16 in cash per share (excluding any potential rollover shares). The August 15 WHP Proposal also proposed to issue to all stockholders a contingent value right (“CVR”) that would entitle each Lands’ End stockholder to $1.16 in cash per share if, following the closing of a transaction, the entity holding Lands’ End’s intellectual property attains royalties in excess of certain aspirational thresholds. The August 15 WHP Proposal also requested that Lands’ End and its affiliates enter into exclusive negotiations with WHP Global. Like the July 18 WHP Proposal, the August 15 WHP Proposal similarly indicated that WHP Global would require the transaction to be negotiated with a special committee composed of fully independent and disinterested directors of Lands’ End and conditioned on a majority of the disinterested stockholders of Lands’ End tendering into the tender offer.
On August 17, 2025, representatives from PWP discussed with WHP Global the concept of removing the CVR and increasing the cash consideration. WHP Global indicated it would discuss the feedback and potentially submit a revised bid.
On August 18, 2025, WHP Global sent Lands’ End a further revised non-binding indication of interest, providing for a purchase price of $16.15 per share, as well as a special dividend of $0.10 per share in cash to be delivered to holders of Lands’ End Common Stock, including the proposed rollover stockholders (the “August 18 WHP Proposal”). The terms of the August 18 WHP Proposal were conditioned on Lands’ End’s agreement to negotiate exclusively with WHP Global for a specified time period. Like the July 18 WHP Proposal and the August 15 WHP Proposal, the August 18 WHP Proposal similarly indicated that WHP Global would require the transaction to be negotiated with a special committee composed of fully independent and disinterested directors of Lands’ End and conditioned on a majority of the disinterested stockholders of Lands’ End tendering into the tender offer. As part of the August 18 WHP Proposal, WHP Global indicated that it would require an operating partner to operate all or a portion of Lands’ End’s current business, while Lands’ End’s intellectual property would be contributed to an entity owned by WHP Global and Mr. Lampert in connection with his potential rollover.
On August 21, 2025, Lands’ End entered into an exclusivity agreement (the “First Exclusivity Agreement”) with WHP Investments, a Delaware limited liability company and an affiliate of WHP Global (“WHP Investments”), pursuant to which Lands’ End agreed to a limited duration exclusivity period (as amended and extended by any further letter agreements, the “Exclusivity Period”) with respect to a potential transaction concerning the acquisition of Lands’ End ending on September 8, 2025 (subject to certain exceptions).
Also on August 21, 2025, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Lands’ End’s legal counsel, shared a draft merger agreement, as well as corresponding disclosure schedules, with representatives of Kirkland & Ellis, LLP (“K&E”), WHP Global’s legal counsel. Subsequently, on August 24, 2025, representatives of K&E shared WHP Global’s diligence request list with representatives of Wachtell Lipton.
On August 25, 2025, Mr. Lampert filed an amendment to his Schedule 13D stating that he had entered into the letter agreement agreeing to comply with the terms of the First Exclusivity Agreement applicable to affiliates of Lands’ End, and that he had not made any determinations in respect of any potential transaction involving shares of Lands’ End held by Mr. Lampert and his affiliates.
On August 29, 2025, representatives of K&E shared a revised draft merger agreement with representatives of Wachtell Lipton, which representatives of K&E and Wachtell Lipton discussed over a videoconference exchange on August 31, 2025. On September 3, 2025, representatives of Wachtell Lipton subsequently shared a revised draft of the merger agreement with representatives of K&E. Also on September 3, 2025, representatives of K&E sent a draft voting and support agreement to representatives of Wachtell Lipton, pursuant to which certain of Lands’ End’s stockholders, including, among others, Mr. Lampert, affiliates of Mr. Lampert and Lands’ End’s executive officers, would, among other things, abstain from transferring their shares of Lands’ End Common Stock and agree to vote in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.
On September 4, 2025, and September 8, 2025, representatives of WHP Global, together with representatives of various potential operating partners, travelled to Lands’ End’s headquarters in Dodgeville, Wisconsin in connection with the ongoing due diligence processes of WHP Global and of the potential operating partners.
On September 8, 2025, pursuant to the terms of the First Exclusivity Agreement, the Exclusivity Period expired. On September 9, 2025, WHP Global indicated to Lands’ End and its advisors that it had not secured a commitment from an operating partner and would no longer be in a position to offer its previous terms to Lands’ End’s stockholders and Mr. Lampert. However, WHP Global indicated that it continued to believe there was an attractive transaction between Lands’ End and WHP Global and proposed the following alternative transaction structure for the parties to consider: (i) WHP Global would pay $283 million in cash for a 50% ownership interest in a newly formed subsidiary of Lands’ End (“IPCo”), to which Lands’ End would contribute intellectual property assets, with Lands’ End retaining a 50% ownership interest in IPCo, and (ii) IPCo would license certain intellectual property back to Lands’ End in exchange for royalty payments. WHP Global proposed that Lands’ End’s interest in IPCo would be exchangeable into shares of WHP Global upon an IPO of WHP Global.
On September 15, 2025, WHP Global management emailed representatives of PWP to relay a new proposal reflecting the alternative transaction structure (the “September 15 WHP Proposal”), including

$319 million in cash proceeds for a 55% ownership interest in IPCo, as well as up to $60 million to fund certain liabilities expected to be incurred in connection with the transaction. The September 15 WHP Proposal also proposed increased royalty rates and guaranteed minimum royalty to be paid by Lands’ End to IPCo post-closing, as well as a preferred waterfall distribution from IPCo to WHP Global. The September 15 WHP Proposal did not contemplate any tender of shares by the stockholders of Lands’ End. Representatives of PWP engaged in subsequent discussions with representatives of WHP Global to provide feedback on the September 15 WHP Proposal.
On September 26, 2025, WHP Global management emailed representatives of PWP to propose that WHP Global would acquire a 50% ownership interest in IPCo for $400 million in cash (the “September 26 WHP Proposal”). The September 26 WHP Proposal also proposed increased royalty rates and guaranteed minimum royalty payable by Lands’ End to IPCo, as well as a management services agreement fee payable annually by IPCo to WHP Global. Representatives of Lands’ End provided feedback on the September 26 WHP Proposal to representatives of WHP Global.
On October 3, 2025, WHP Global sent Lands’ End a term sheet proposal via email (the “October 3 WHP Proposal”) providing for, among other terms, (i) the acquisition by WHP Global of a 50% ownership interest in IPCo for $300 million in cash; (ii) a tender offer of up to $100 million available to all stockholders of Lands’ End at $45 per share; (iii) an intellectual property license back to Lands’ End; (iv) a management services fee; and (v) exchange of Lands’ End’s equity interest in IPCo into equity interest in WHP Global upon the occurrence of certain events.
On October 8, 2025, representatives of Wachtell Lipton sent representatives of K&E a term sheet counterproposal, which differed from the October 3 WHP Proposal by proposing, among other things, lower royalty rates to be paid by Lands’ End to IPCo post-closing, improved exchange features and other commercial terms.
Between October 10, 2025 and October 26, 2025, the parties and their respective advisors continued to negotiate the terms of the Purchase Agreement, the LLCA and the License Agreement.
On October 27, 2025 and October 28, 2025, representatives of Lands’ End’s senior management and of the Lands’ End Board, together with Lands’ End’s advisors from PWP and Wachtell Lipton, met in-person at Wachtell Lipton’s offices with Mr. Lampert, together with his advisors from Cleary Gottlieb Steen & Hamilton LLP (“CGSH”), Mr. Lampert’s legal counsel, and with WHP Global’s management, together with WHP Global’s advisors from K&E, to discuss the terms of the proposed transaction. Also on October 28, 2025, Lands’ End and WHP Investments entered into a confidentiality agreement to enable the provision of WHP Global financial information and other due diligence for Lands’ End’s review.
On October 30, 2025, representatives of K&E shared with representatives of Wachtell Lipton a term sheet summarizing the monetization and exchange rights proposed to be included in the LLCA. Later that evening, Lands’ End and its advisors and Mr. Lampert and his advisors held a meeting over videoconference to discuss the proposed terms, which Lands’ End and its advisors, Mr. Lampert and his advisors, and WHP Global and its advisors discussed in a meeting over videoconference on October 31, 2025. In the days following, Lands’ End and its advisors, together with representatives of CGSH, had several discussions and held subsequent videoconference discussions with WHP Global and its advisors.
Following such meetings, during the period from November 12, 2025, through November 19, 2025, Lands’ End and WHP Global, along with their respective advisors, exchanged drafts of the Purchase Agreement, the LLCA, the License Agreement and the MSA, a management services agreement pursuant to which IPCo would provide a fee to Purchaser in relation to management services provided by Purchaser to IPCo and which is more fully discussed below in Item 11 — The Purchase Agreement; Other Agreements.
During the period from November 17, 2025 through November 29, 2025, Lands’ End and WHP Global, along with their respective advisors, exchanged several drafts of, and engaged in discussions and negotiations concerning the terms of, the transaction agreements.
On December 1, 2025, representatives of WHP Global called a representative of PWP, informing them that they were planning to send a written response to Lands’ End’s proposed terms. They summarized key changes from Lands’ End’s latest proposal, including exchange mechanics, consideration in the event of a change of control or IPO of WHP Global and dispute resolution procedures over the calculations relating to such consideration. Later that morning, WHP Global shared a draft term sheet for the LLCA (the “LLCA Term Sheet”) with representatives of PWP. Lands’ End and its advisors engaged in several discussions with WHP Global and its advisors to discuss outstanding issues in the LLCA Term Sheet.
On December 14, 2025, WHP Global shared an updated version of the LLCA Term Sheet with representatives of PWP as providing the “best and final” exchange terms from WHP Global. On December 15, 2025, a representative of the Lands’ End Board, together with Mr. Lampert and representatives of WHP Global, engaged in a teleconference conversation to resolve outstanding issues relating to such terms.
On December 17, 2025, WHP Global shared a term sheet regarding the royalty structure in the License Agreement with Lands’ End and its advisors. The term sheet provided for, among other features, an improved offer on royalty rates by virtue of an adjustment to royalties based on the total royalties received by IPCo (including from IPCo’s other licensees) above a specified threshold. It also provided that the guaranteed minimum royalty would increase by 1% annually from the 12th through the 21st contract year and remain fixed thereafter.
During the period from December 17, 2025 through January 25, 2026, Lands’ End and WHP Global, along with their respective advisors, exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the Purchase Agreement, the LLCA, the License Agreement and the exhibits thereto.
On December 31, 2025, January 3, 2026 and January 4, 2026, representatives of Wachtell Lipton had discussions via videoconference with representatives of K&E to discuss the LLCA. The main points of discussion included, among others, the calculation of the multiple applicable upon exchange events, preemptive rights and the distribution of excess cash of IPCo.
On January 12, 2026, representatives of CGSH shared with representatives of K&E a draft voting and support agreement (the “ESL Voting and Support Agreement”) by and among Lands’ End, Mr. Lampert and his affiliates that hold Lands’ End Common Stock (the “ESL Stockholders”), pursuant to which, among other things, the ESL Stockholders would agree that in the event that Lands’ End determines that a vote of its stockholder is required to consummate an exchange into WHP Global equity in the event of a qualifying future IPO, change of control or asset sale of WHP Global (each, an “Exchange Transaction”), then at any such future annual, special or other meeting of Lands’ End stockholders called to approve such Exchange Transaction, each ESL Stockholder will vote, in person or by proxy, or deliver a written consent with respect to all of such ESL Stockholder’s then-owned shares of Lands’ End Common Stock entitled to vote, in favor of the approval and consummation of such Exchange Transaction or against any action or agreement that would prevent or materially delay such Exchange Transaction. Representatives of CGSH indicated that they would expect a reciprocal agreement with respect to shares of Lands’ End Common Stock acquired by Purchaser pursuant to the Offer.
On January 15, 2026, representatives of K&E shared responses to outstanding negotiation issues with Wachtell Lipton and provided comments to the ESL Voting and Support Agreement. On January 17, 2026, representatives of PWP shared responses to outstanding negotiations issues with WHP Global. On January 20, 2026, representatives of K&E shared responses to outstanding negotiation issues with Wachtell Lipton.
On January 24, 2026, representatives K&E provided comments to the ESL Voting and Support Agreement. On January 25, 2026, representatives of K&E shared a draft of the voting and support agreement between Lands’ End and Purchaser (which would require Purchaser to vote in favor of the same transactions as the ESL Stockholders in the ESL Voting and Support Agreement) with representatives of CGSH and Wachtell Lipton, in a form substantially similar to the ESL Voting and Support Agreement.
On the morning of January 26, 2026, Lands’ End and WHP Global executed the Purchase Agreement and issued a joint press release announcing the execution of the Purchase Agreement and that WHP Global will commence a tender offer for up to approximately $100 million of Lands’ End Common Stock at a price of $45.00 per share. At the close of trading on January 26, 2026, the trading price for the Lands’ End Common Stock was $18.76 per share.

11.
The Purchase Agreement; Other Agreements

The following is a summary of certain provisions of the Purchase Agreement, including certain exhibits attached thereto. The summary does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Purchase Agreement and the Schedule TO, and any other filings that WHP Global or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning WHP Global and Purchaser.” Stockholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Purchase Agreement.
The Purchase Agreement, including certain exhibits attached thereto, has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Purchase Agreement. It is not intended to modify or supplement any factual disclosures about WHP Global, Purchaser or Lands’ End. The representations, warranties and covenants contained in the Purchase Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of WHP Global, Purchaser and Lands’ End and may be subject to qualifications and limitations agreed upon by WHP Global, Purchaser and Lands’ End. In particular, in reviewing the representations, warranties and covenants contained in the Purchase Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between WHP Global, Purchaser and Lands’ End, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, are qualified by the confidential disclosure letter delivered by Lands’ End to WHP Global and Purchaser concurrently with the execution of the Purchase Agreement (the “Disclosure Letter”). Neither the incorporation by reference of the Purchase Agreement nor this summary of the Purchase Agreement is intended to modify or supplement any factual disclosures about Lands’ End, WHP Global or Purchaser in Lands’ End’s public reports filed with the SEC. Investors are not third-party beneficiaries under the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in WHP Global’s, Purchaser’s and Lands’ End’s public disclosures.
Purchase Agreement
The Offer is being made pursuant to the Purchase Agreement, by and among Lands’ End, the Sellers, Purchaser, WHP Borrower, and WHP Global. Upon the terms and subject to the conditions set forth in the Purchase Agreement, (i) Sellers will contribute all of their Contributed Assets to LE Topco, and LE Topco will assume certain liabilities related to the Contributed Assets, and (ii) immediately thereafter, Sellers will sell 50% of the Units, representing a 50% controlling ownership stake in LE Topco, to Purchaser for an aggregate purchase price of $300 million in cash. Pursuant to the Purchase Agreement, Purchaser agreed to commence this Offer to purchase up to 2,222,222 Shares from the stockholders of Lands’ End at the Offer Price.
The Offer.   The Purchase Agreement provides that Purchaser will, as promptly as practicable after the date of the Purchase Agreement (but in no event later than twenty (20) business days after the date thereof), commence the Offer at the Offer Price; however, if at the time Purchaser intends to commence the Offer, Lands’ End is not prepared to file with the SEC and to disseminate to holders of Shares the Schedule 14D-9, Purchaser may commence the Offer with the prior written consent of Lands’ End. The Purchase Agreement provides that if, at any scheduled Expiration Time, any Offer Condition has not been satisfied or waived, Purchaser will extend the Offer for one or more consecutive increments of up to ten business days each (or for such longer period as may be agreed to by Sellers and Purchaser), until such time as such conditions have been satisfied or waived.

If the Purchase Agreement is terminated pursuant to its terms, Purchaser will terminate the Offer promptly (and in any event within one business day of such termination of the Purchase Agreement).
Lands’ End Actions.   Lands’ End must file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC no later than ten (10) business days after the date hereof. Lands’ End must take all necessary steps to ensure that the Schedule 14D-9 is prepared, filed with the SEC and disseminated to its stockholders as required by the Exchange Act. Purchaser will provide Lands’ End with all information about Purchaser that is required by law or reasonably requested by Lands’ End for inclusion in the Schedule 14D-9. If any information provided by either Lands’ End or Purchaser for use in the Schedule 14D-9 becomes false or misleading in any material respect, or as otherwise required by law, the responsible party must promptly correct it and Lands’ End must ensure the corrected Schedule 14D-9 is filed with the SEC and disseminated to its stockholders.
In connection with the Offer, Lands’ End will provide Purchaser with mailing labels, security position listings, and any other available listings or computer files containing the names and addresses of all record holders or beneficial owners of the shares of Common Stock, as of the most recent practicable date. Lands’ End must also provide Purchaser with such information and assistance (including updated lists and addresses) as Purchaser or its representatives may reasonably request for the purpose of communicating the Offer to stockholders.
Representations and Warranties of Sellers.   In the Purchase Agreement, Sellers have made representations and warranties to Purchaser with respect to the following:
•
absence of violations of organizational documents, applicable laws and contracts as a result of the Transactions, including the Offer and the Purchase Agreement;

•
required consents, approvals and filings as a result of the Transactions, including the Offer and the Purchase Agreement;

•
intellectual property and Contributed Assets;

•
Assigned Contracts;

•
absence of material litigation;

•
absence of changes;

•
ownership of purchased equity;

•
operations of the company;

•
financial advisors and brokers;

•
capitalization and equity securities of the Company;

•
tax matters;

•
absence of material litigation;

•
information contained in the Offer Materials and Schedule 14D-9;

•
labor and employment matters; and

•
exclusivity of representations.

Certain of Sellers’ representations and warranties in the Purchase Agreement refer to, and are qualified by, the concept of “Material Adverse Effect.”
“Material Adverse Effect” means an event, change, occurrence, effect, or development (each, an “Effect”) that, individually or taken together with all other Effects, has or would reasonably be expected to have, a material adverse effect on the Contributed Assets, Assumed Liabilities (as defined in the Purchase Agreement), and LE Topco and its Subsidiaries, taken as a whole, but shall not include Effects relating to or arising from (subject to the limitations set forth below):
•
changes or developments in domestic, regional, foreign or global markets or domestic, regional, foreign or global economic or political conditions, including (A) changes or developments in the securities, equity, credit or financial markets or (B) changes in or affecting domestic or foreign interest or exchange rates or tariffs;
•
any decline in the market price or trading volume of the shares of common stock of Lands’ End or any change in the credit rating of Lands’ End or LE Topco or any of its securities (provided that the facts and circumstances underlying any such change may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof);

•
changes or developments in the industries in which Lands’ End or its Subsidiaries operate, including changes in Law (or the interpretation thereof) after the of the Purchase Agreement across such industries;

•
the execution, delivery or performance of the Purchase Agreement or the terms hereof or the public announcement or pendency or closing of the Transactions or other transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of Lands’ End or any of its Subsidiaries with employees, labor unions, works councils, financing sources, franchisees, partners, customers or suppliers, Governmental Authorities or other business relationships, subject to certain exceptions;

•
the identity of Purchaser or any of its Affiliates or any communications by Purchaser or any of its Affiliates regarding plans or intentions with respect to the Contributed Assets or LE Topco;

•
compliance with the terms of, or the taking or omission of any action required by, the Purchase Agreement or consented to by Purchaser (including the failure of either Seller to take any action that such of Seller is prohibited by the terms of the Purchase Agreement from taking or which either Seller did not take on account of withheld consent from Purchaser in circumstances where Purchaser’s consent is required prior to the taking of such action under the Purchase Agreement);

•
geopolitical conditions, trade disputes, tariffs or sanctions, any act of civil unrest, civil disobedience, war, sabotage, or terrorism, including an outbreak or escalation of hostilities involving the United States or any other governmental authority or the declaration by the United States or any other governmental authority of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of the Purchase Agreement, or any action taken by any governmental authority in response to the foregoing, including sanctions or similar restrictions imposed after the date of the Purchase Agreement in connection with the dispute between the Russian Federation and Ukraine, any disputes involving Venezuela, or the disputes between or among Israel, Hamas, Hezbollah, Lebanon, Yemen, Iran and other Persons in the Middle East;

•
any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, acts of God, or any virus, pandemic, epidemic or disease or similar force majeure events, including any material worsening of such conditions threatened or existing on the date of the Purchase Agreement;

•
changes in law or GAAP (as defined in the Purchase Agreement) or the interpretation thereof, in each case, after the date of the Purchase Agreement;

•
any breach by Purchaser of the Purchase Agreement;

•
any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions (provided that the facts and circumstances underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof); or

•
any litigation relating to or resulting from the Purchase Agreement or the Transactions, subject to certain exceptions;

provided that if the impact thereof is materially and disproportionately adverse to the Contributed Assets and the Company and its Subsidiaries, taken as a whole, relative to others in the apparel retail industry in which Lands’ End and its Subsidiaries operate, such incremental material disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect.

Representations and Warranties of Purchaser.   In the Purchase Agreement, Purchaser, and with respect to Section 5.7 of the Purchase Agreement, WHP Borrower, as applicable, have made representations and warranties to the Seller Group with respect to:
•
corporate organization and good standing of Purchaser;

•
absence of violations of organizational documents or applicable laws as a result of the Transactions, including the Offer and the Purchase Agreement;

•
no vote or consent to approve the Offer or the Purchase Agreement;

•
no broker or financial advisor fees;

•
exclusivity of representations;

•
accuracy of information contained in the Offer Documents and Schedule 14D-9; and

•
sufficiency of funds to close the Transactions, including procurement of the Debt Commitment Letter.

Covenants.   Subject to customary exceptions, from the date of the Purchase Agreement until the earlier of the Acceptance Time or the date the Purchase Agreement is terminated, each Seller will use commercially reasonable efforts to carry on its business to the extent relating to the Contributed Assets in the ordinary course of business. During the same time period, subject to customary exceptions, Sellers have also agreed not to, and upon its formation, shall cause LE Topco not to, without prior consent of WHP, take or authorize any actions that would cause any of the following to occur with respect to the Contributed Assets or LE Topco:
(i)
transfer, assign, sell, lease, exclusively license or otherwise dispose or subject to an Encumbrance (as defined in the Purchase Agreement), any of the material Contributed Assets other than (A) any Permitted Encumbrances (as defined in the Purchase Agreement) or any Encumbrances to be released prior to or substantially concurrently with the Closing (as defined in the Purchase Agreement), (B) pursuant to contracts in effect prior to execution of the Purchase Agreement, and (C) a non-exclusive, royalty-free license in favor of the agent under the ABL Credit Agreement (as defined in the Purchase Agreement) (solely for use in connection with the exercise of rights and remedies of a secured party after the occurrence and during the continuance of an event of default under the ABL Credit Agreement);

(ii)
amend, terminate, or waive of any material rights relating to any material Contributed Asset in any materially adverse respect;

(iii)
except in the ordinary course of business, abandon or let lapse or fail to maintain in full force and effect any material Contributed Registration, subject to certain exceptions;

(iv)
materially accelerate, amend or modify or terminate or cancel any material Assigned Contract (as defined in the Purchase Agreement), subject to certain exceptions;

(v)
compromise or settle any claims, actions, arbitrations, disputes or other proceedings that involve the payment by (a) LE Topco, (b) Sellers of an amount greater than $500,000 per compromise or settlement, or (c) that would impose material non-monetary restrictions on the Contributed Assets, subject to certain exceptions;

(vi)
adopt of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(vii)
announce or implement any increases in the compensation or benefits payable or provided to any Business Employee (as defined in the Purchase Agreement); or grant, pay or increase any severance, change in control or retention payment, or equity or equity-based benefit to any Business Employee; or accelerate the time of payment or vesting of any compensation or benefits for any Business Employee, subject to certain exceptions; or

(viii)
agree to take any of the actions described in clauses (i) through (vii) above.

Access to Information.   The Purchase Agreement sets forth the rights and limitations regarding Purchaser’s access to information from Lands’ End between the Effective Date and the earlier of the Closing or the Termination Date. The purpose of this access is to facilitate the completion of the Transactions.
The access rights and procedures provided in the Purchase Agreement are as follows:
•
Lands’ End must provide Purchaser and its representatives with reasonable access to the Assigned Contracts, as well as other books, records, and data related to the Contributed Assets;

•
access is limited to what is reasonably requested by Purchaser and must be for the purpose of furthering and closing the transactions;

•
access must be provided during normal business hours, in accordance with applicable laws (including privacy and data protection laws), and consistent with Lands’ End’s bona fide existing procedures; and

•
Purchaser must give reasonable advance notice before requesting access.

The Purchase Agreement also includes limitations on access to information, providing that Lands’ End is not required to provide access or information if doing so would:
•
unreasonably disrupt the operations of the Sellers or any of their subsidiaries;

•
cause a loss of privilege (such as attorney-client privilege) or trade secret protection for Lands’ End or its subsidiaries; or

•
violate any applicable law.

If Lands’ End withholds access or information for any of pursuant to any of these limitations, it must notify Purchaser in writing of the circumstances.
Private Placement.   Sellers intend to transfer the Purchased Equity (as defined in the Purchase Agreement) to Purchaser through a private placement transaction using exemptions from registration under Section 4(a)(2) of the Securities Act and Regulation D, as well as exemptions from state securities law qualification requirements and such transfer of the Purchased Equity will be exempt from registration under U.S. federal and state securities laws.
Taxes.   All transfer, documentary, sales, use, stamp, registration, value added and other similar taxes incurred in connection with the transactions contemplated by the Purchase Agreement, shall be borne and paid 50% by Purchaser, on the one hand, and 50% by Lands’ End, on the other hand.
Employee Matters.   The Purchase Agreement outlines the process and responsibilities regarding offers of employment to Business Employees in connection with the transaction, as well as the allocation of liabilities related to those employees. Every Business Employee who is still employed by either Seller or either of their Affiliates immediately before the Closing (each, an “Offer Employee”) must receive an offer of employment effective as of the Closing. Subject to certain exceptions, Sellers will retain all liabilities and obligations related to (i) employment or service of Transitioning Employees (as defined in the Purchase Agreement) with Sellers or their affiliates, or termination thereof, arising on or before Closing, (ii) Seller Benefit Plans (as defined in the Purchase Agreement) and (iii) employment or service (or termination thereof) of anyone who is not a Transitioning Employee (including Offer Employees who do not accept an offer). Sellers must pay out all accrued and unused vacation or paid time off to Transitioning Employees upon cessation of employment, if required by law or by Sellers’ policy. If no payout is required by law or policy, and subject to applicable law and any necessary employee consents, accrued but unused vacation or paid time off will be transferred (rolled over) to LE Topco.
Prepayment of Payoff Credit Facility Indebtedness.   The Purchase Agreement outlines the obligations of Lands’ End regarding the repayment of outstanding indebtedness under the Term Loan Credit Agreement (as defined in the Purchase Agreement) in connection with the Closing. Lands’ End must use reasonable best efforts to obtain a draft payoff letter with respect to the Term Loan Credit Agreement, and the draft payoff letter must be delivered to Purchaser at least two business days before the Closing Date. The duly executed (final) payoff letter must be delivered to Purchaser prior to the Closing Date.

Financing.   WHP Borrower shall use commercially reasonable efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter and any related fee letter in an amount sufficient to fund the Financing Amounts on or prior to the date upon which the Membership Interests Purchase is required to be closed pursuant to the terms of the Purchase Agreement.
Debt Financing Cooperation.   From the date of the Purchase Agreement until the Closing, Sellers will use commercially reasonable efforts to provide, and will cause their Subsidiaries to use commercially reasonable efforts to provide, and will use commercially reasonable efforts to cause their respective representatives to provide to WHP Borrower all customary cooperation reasonably requested by WHP Borrower and necessary for arranging and obtaining the Debt Financing (subject to certain limitations). Subject to certain exceptions, Purchaser and WHP Borrower will (i) promptly upon request by Sellers, reimburse Sellers and each of their respective Affiliates for all reasonable and documented out-of-pocket costs, fees and expenses incurred by them or their respective Representatives in connection with any such cooperation, and (ii) indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives from and against, and compensate and reimburse Sellers and their Affiliates and their respective Representatives for, all losses, damages, claims, liabilities, costs or expenses suffered or incurred by any of them in connection with any such cooperation and any action taken by them at the request of WHP Borrower or its representatives pursuant to the financing cooperation covenant in the Purchase Agreement.
Formation of Company.   At or prior to the Closing, Sellers will form LE Topco as a Delaware limited liability company and, after its formation and until the Closing, Sellers shall cause LE Topco to not conduct any business, own or hold any property or assets, incur any liabilities, enter into any Contracts, or engage in any activities, except as necessary for the execution and delivery of the Purchase Agreement, the ABL Agent License (as defined in the Purchase Agreement) and the Ancillary Documents (as defined in the Purchase Agreement) for which LE Topco is a party.
Indemnification by Sellers.   Each Seller shall, jointly and severally, defend, indemnify and hold harmless Purchaser and its Subsidiaries and Affiliates and, if applicable, their respective stockholders, directors, officers and employees from and against all losses resulting from (i) any inaccuracy in or breach of any of the Fundamental Representations, (ii) the Excluded Assets and Excluded Liabilities (each, as defined in the Purchase Agreement), including the ownership, operation, or use of any Excluded Assets or Excluded Liability, or, or after the closing date or (iii) Indemnified Taxes (as defined in the Purchase Agreement).
Indemnification by Purchaser.   Purchaser shall defend, indemnify and hold harmless the Sellers and each of their respective Subsidiaries and Affiliates and, if applicable, their respective stockholders, directors, officers and employees, from and against all Losses resulting from any inaccuracy in or breach of any of WHP Fundamental Representations (as defined in the Purchase Agreement).
Termination.   The Purchase Agreement may be terminated and the Transactions abandoned, at any time prior to the Acceptance Time as follows:
•
by mutual written consent of Lands’ End and Purchaser;

•
by either Lands’ End or Purchaser if the Closing has not occurred on or prior to the Outside Date, subject to certain exceptions;

•
by Purchaser if either Seller has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Purchase Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) of the Purchase Agreement or is incapable of being cured prior to the Outside Date, or if capable of being cured, has not been cured by the earlier of thirty (30) days following receipt by Purchaser of written notice of such breach or failure to perform from Purchaser stating its intention to terminate, subject to certain exceptions;

•
by Lands’ End if Purchaser, WHP Borrower or WHP Global has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Purchase Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) of the Purchase Agreement or is incapable of being cured prior to the Outside Date, or if capable of being cured, has not been cured by the earlier of thirty (30) days following receipt by Purchaser of written notice of such breach or failure to perform from Lands’ End stating its intention to terminate, subject to certain exceptions;
•
by Lands’ End or Purchaser if any Government Order (as defined in the Purchase Agreement) enjoining or otherwise prohibiting the closing of the Purchase Agreement comes into effect and becomes final and nonappealable, subject to certain exceptions;

•
by Lands’ End at any time prior to the Offer Closing if the Offer Conditions are satisfied and Purchaser fails to close the Offer, subject to certain exceptions; or

•
by Lands’ End if Purchaser and/or one or more of its Affiliates have executed a definitive agreement related to a change of control of Purchaser, a Significant Asset Sale (as defined in the LLCA) or an IPO Event (as defined in the LLCA).

Effect of Termination.   If the Purchase Agreement is terminated in accordance with the terms thereof, the Purchase Agreement (other than certain specified sections) will become null and void with no liability on the part of any party or their respective directors, officers and Affiliates.
Expenses.   Except as otherwise provided therein, each party to the Purchase Agreement will bear its own respective costs and expenses incurred in connection with the Purchase Agreement and the Transactions will be paid by the party incurring such cost and expense, subject to certain exceptions.
Successors and Assigns.   The Purchase Agreement is binding on both the parties involved and their respective successors and permitted assigns, meaning that the rights and obligations under the agreement will transfer to those who legally take over from the original parties. However, no party is allowed to transfer (assign) its rights or obligations under the agreement to someone else without first getting written consent from the other parties. If an assignment does occur, the new party (assignee) must agree in writing to follow all the terms of the agreement, including any rights, interests, and obligations that are being transferred.
Governing Law.   The Purchase Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Delaware.
Submission to Jurisdiction.   All Actions brought in relation to the Purchase Agreement brought by any party to the Purchase Agreement must be brought and determined exclusively in the Chancery Court of the State of Delaware.
Specific Performance.   If any party fails to perform its obligations under the agreement or breaches any of its terms, the non-breaching party is entitled to seek specific performance (a court order requiring the breaching party to fulfill its obligations) and/or an injunction (a court order preventing further breach), in addition to any other legal or equitable remedies, including monetary damages. In particular, if Purchaser is required to complete the transaction but fails to do so, Sellers are entitled to enforce Purchaser’s obligation to close the transaction, as monetary damages would not be sufficient compensation. No party is required to post a bond or similar security to obtain these remedies, and all parties agree to cooperate in seeking an expedited legal process to enforce the agreement if necessary.
WHP Borrower Guaranty.   WHP Borrower has provided a guaranty of prompt performance and payment when due of the obligations of Purchaser pursuant to the Purchase Agreement.
WHP Global Guaranty.   WHP Global has provided a guaranty to cause the full and complete performance of WHP Global’s and Purchaser’s and their respective Affiliates’ obligations set forth in the Purchase Agreement and the Ancillary Documents (subject to the terms and conditions set forth in the Purchase Agreement and Ancillary Documents).
Joinder to Purchase Agreement
Prior to or simultaneously with the Closing, LE Topco will execute a joinder agreement pursuant to which LE Topco will become a party to the Purchase Agreement and agree to be bound by all obligations, covenants, and agreements set forth in the Purchase Agreement.

Amended and Restated Limited Liability Company Agreement
The following is a summary of the material provisions of the LLCA (as defined below). The following description of the LLCA is only a summary and is qualified in its entirety by reference to the LLCA, which is filed as an exhibit to the Purchase Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference.
At the Closing, Sellers, LE Topco, Purchaser and WHP Global will enter into the amended and restated limited liability company agreement of LE Topco among LE Topco, Sellers, Purchaser and, solely for purposes of certain sections enumerated therein, WHP Global (the “LLCA”), pursuant to which LE Topco will have a single class of membership interests consisting of the Units, with Sellers owning 50% of the Units and Purchaser owning 50% of the Units.
LE Topco will be governed by a board of managers (the “LE Topco Board”) consisting of four managers, with two managers appointed by each of Purchaser and Sellers. As of the Closing, managers appointed by Purchaser will collectively have an extra vote permitting Purchaser to control decisions of the LE Topco Board, which is subject to change in the future based on the relative ownership percentages of Purchaser and Sellers in LE Topco. But if Sellers’ ownership percentage in LE Topco is greater than the ownership percentage of Purchaser, and Purchaser’s ownership percentage is lower than 40%, the voting structure will flip, such that managers appointed by Sellers will collectively have an extra vote permitting Sellers to control decisions of the LE Topco Board.
Sellers’ Units may be exchanged for WHP Topco Units (as defined in the LLCA) in connection with the following WHP Global monetization events as described below and subject to the terms and conditions set forth in the LLCA:
•
In an initial public offering, direct listing or de-SPAC of WHP Global, where Purchaser’s enterprise value-to-EBITDA multiple (the “Exchange Reference Multiple”), when calculated based on Purchaser listing price, is equal to or greater than 13, then Lands’ End can elect to exchange Sellers’ Units for WHP Topco Units or Purchaser can force Sellers’ Units to be exchanged for WHP Topco Units. If the Exchange Reference Multiple is less than 13, then Lands’ End can elect to exchange Sellers’ Units for WHP Topco Units;

•
In a change of control of WHP Global, where Purchaser’s Exchange Reference Multiple (counting only cash, public securities or other specified consideration) implied by the transaction is equal to or greater than the Minimum Multiple (as defined below), then Lands’ End is required to exchange Sellers’ Units for WHP Topco Units; and

•
In a significant asset sale by WHP Global of 50% or more of its EBITDA, where the Exchange Reference Multiple implied by such asset sale (counting only cash, public securities and other specified consideration) is greater than or equal to the Minimum Multiple, Lands’ End is required to exchange Sellers’ Units for WHP Topco Units.

In the event Sellers’ Units are exchanged for WHP Topco Units in the aforementioned scenarios, Sellers’ stake in LE Topco would be valued at the EBITDA multiple implied by WHP Global’s monetization event.
The Minimum Multiple shall initially be set at 13x, and Sellers may reset such multiple one time per calendar year with Purchaser’s consent, not to be unreasonably withheld, conditioned or delayed. The Company’s right to exchange in a WHP Global monetization event terminates on the occurrence of any of the aforementioned monetization events, whether or not Sellers’ units were exchanged.
Pursuant to the LLCA, Purchaser and Sellers generally may not transfer their Units prior to the third anniversary of Closing (other than to permitted transferees or a third party purchaser of Purchaser). After the third anniversary of the Closing, each party may transfer its respective Units but subject to tag along rights and a right of first offer in favor of the other parties. In addition, following the third anniversary of Closing, if either Lands’ End or Purchaser receives a third party acquisition offer for 100% of LE Topco reflecting LE Topco’s enterprise value or LTM EBITDA multiple at or above 10, the party receiving the offer has a right to “drag” the other party into such sale, subject to an ownership threshold and the achievement of certain economic thresholds. The dragged party has the option to be dragged in such sale or, instead, buy out the other party’s stake at the purchase price proposed by the third party.
Pursuant to the LLCA, any excess cash above $5.0 million at LE Topco (or $7.5 million, if, as of the end of any fiscal quarter, the revenue of LE Topco and its subsidiaries with respect to the last 12 months ending on the most recent date for which financial statements are available is greater than $150.0 million) will be distributed to Purchaser and Sellers on a quarterly basis and based on ownership split.
Management Services Agreement
The following is a summary of the material provisions of the MSA (as defined below). The following description of the MSA is only a summary and is qualified in its entirety by reference to the MSA, which is filed as an exhibit to the Purchase Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference.
At the Closing, Purchaser will enter into a Management Services Agreement (the “MSA”) with LE Topco. The MSA provides, among other things, that LE Topco will pay a yearly management fee of $5,000,000 (the “Management Fee”) to Purchaser in relation to management services provided by Purchaser on a non-exclusive basis to LE Topco.
Management Fee.   The Management Fee is payable by LE Topco to Purchaser in equal quarterly installments in advance of each quarter of each calendar year of the Term ($1,250,000 on January 1, April 1, July 1 and October 1 of each such year); provided, that any Management Fee or other payment arising under the MSA that is due and payable within the first 50 days of the Closing shall be paid on the date that is 50 days from the Closing.
The Company will pay all sales, service or similar taxes imposed in connection with the provision of the Services (as defined in the MSA) by Purchaser (excluding, for the avoidance of doubt, any taxes imposed on the Management Company (as defined in the MSA) with respect to its assets or income).
Assignment.   The MSA may not be assigned without prior consent of the other party; provided, that Purchaser shall be permitted to assign or transfer its rights and obligations under the Purchase Agreement to an Affiliate who is a Subsidiary of WHP Global.
Term.   The Term of the MSA shall begin as of the Closing and will automatically terminate when WHP Global and its subsidiaries no longer holds at least 15% of the then outstanding voting securities in LE Topco.
The Company shall have the right to terminate the MSA (i) if Purchaser has materially breached or materially failed to perform any of its covenants or agreements under the MSA and fails to cure such breach within thirty (30) days following delivery of written notice of such breach to Purchaser, (ii) in the event of Purchaser’s fraud, willful misconduct or gross negligence, (iii) if Purchaser commences a voluntary case or other proceeding seeking bankruptcy protection, liquidation, reorganization or similar relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing or (iv) if an involuntary case or other proceeding is commenced against Purchaser seeking bankruptcy protection, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of fifteen (15) days or an order for relief shall be entered against the other party hereto.
License Agreement
The following is a summary of the material provisions of the License Agreement (as defined below). The following description of the License Agreement is only a summary and is qualified in its entirety by reference to the License Agreement, which is filed as an exhibit to the Purchase Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference.
At the Closing, in connection with the Purchase Agreement, the Sellers and LE Topco will enter into a license agreement (the “License Agreement”), pursuant to which LE Topco will grant Lands’ End Direct Merchants a license under the intellectual property rights contributed to LE Topco in connection with the Purchase Agreement, as well as certain other intellectual property rights developed in the future (collectively, the “Licensed IPR”), to design, manufacture, sell and promote certain categories of products (including the types of products that Lands’ End designs, manufactures and sells as of the date of the Purchase Agreement) (collectively, “Licensed Products”) in certain jurisdictions, including the United States, Canada, the United Kingdom, Germany, Austria and France (the “Territory”), with limitations to certain channels of sale. The license is exclusive within the Territory and specified trade channels with respect to certain core products, and non-exclusive with respect to other categories of Licensed Products, as set forth in the License Agreement. Lands’ End Direct Merchants’ license is royalty-bearing and subject to a guaranteed minimum royalty (“GMR”), with different royalty rates due depending on the channel under which Licensed Products are sold. The GMR will be $50,000,000 per year through the end of the contract year 11, will increase one percent per year for contract years 11-21, and will be $55,231,106 for each contract year thereafter. In addition, Lands’ End Direct Merchants will be eligible to receive an adjustment to its royalties, which adjustment will be paid by LE Topco on a quarterly basis, based on total royalties received by LE Topco (including from other licensees) above a specified threshold.
The initial term of the License Agreement is 10 years following the conclusion of the first contract year, and the License Agreement automatically renews for up to 12 successive renewal terms of 7 years each, unless Lands’ End Direct Merchants provides notice of non-renewal at least 24 months prior to the end of the initial or applicable renewal term. The License Agreement is only terminable by LE Topco if Lands’ End Direct Merchants breaches its obligation to make its required guaranteed minimum payments, or to make undisputed royalty payments, in each case subject to an opportunity to cure such non-payment within a certain period of time. Lands’ End will be a party to the License Agreement for the sole purpose of guaranteeing Lands’ End Direct Merchant’s performance thereunder.
Contribution, Assumption and Assignment Agreement
Pursuant to the Contribution, Assumption and Assignment Agreement to be entered into at the Closing by and among LE Topco and Sellers (the “IP Contribution Agreement”), the Sellers will irrevocably contribute or otherwise convey to LE Topco all of their respective right, title and interest in and to (a) the Assigned Contracts, which include the license agreements entered into in connection with Lands’ End’s licensing business and (b) the Contributed Assets, which include intellectual property rights, including (1) trademark registrations, including for the “Lands’ End” brand, (2) domain names and social media accounts incorporating the contributed trademark rights, (3) copyright registrations associated with the contributed trademark rights and (4) patent rights. Furthermore, LE Topco irrevocably assumes and agrees to pay, perform, satisfy and discharge the Assumed Liabilities (the “IP Contribution”). In exchange for this contribution, LE Topco will issue 100% of LE Topco’s limited liability company interests to the Sellers collectively.
Voting Agreements
In connection with the Closing, Lands’ End will enter into voting agreements (the “Voting Agreements”) with WHP Global and certain stockholders of Lands’ End (consisting of the current controlling stockholder of Lands’ End, Edward S. Lampert, and related funds) (together with WHP Global, each a “Specified Stockholder”), which will provide, among other things, that the Specified Stockholders will vote all of their shares of Common Stock held at the relevant time in favor of the consummation of the exchange of Lands’ End’s equity interests in LE Topco for equity interests in WHP Global in connection with the occurrence of certain WHP Global monetization events described above in “— Amended and Restated Limited Liability Company Agreement” on the terms and subject to the conditions set forth in the Voting Agreements.

12.
Purpose of the Offer

Pursuant to the Purchase Agreement, we agreed to commence this Offer to purchase up to 2,222,222 Shares from the stockholders of Lands’ End at the Offer Price.
We are pursuing the Transactions and the Offer because we believe there are significant untapped product, geographic and distribution licensing opportunities for Lands’ End that WHP Global can help unlock.
Through the closing of the Offer, we expect to establish significant ownership of Shares. We believe in Lands’ End’s long-term value. Lands’ End is a $1.4 billion brand with more than 60 years of heritage and global recognition. We also believe that we can assist Lands’ End in accessing significant opportunities for digital and wholesale expansion, as well as the expansion of a significant existing third-party royalty base. We will benefit from any future increase in the value above the Offer Price of the Shares we own following the closing of the Offer.
Other than this Offer and the Transactions, we currently have no plans to initiate any material changes or enter into any significant transactions with respect to Lands’ End, including in relation to mergers or similar transactions, asset sales, transfers or dispositions, the composition of the board of directors, the delisting of Shares, or the dividend policy.
Closing of the Offer would allow the Lands’ End’s current stockholders to realize a significant premium over the stock price immediately prior to the announcement of the Offer and would prove to be an efficient way to sell their Shares without incurring broker’s fees or commissions with open market sales.
None of Purchaser, Parent, Computershare Trust Company, N.A., in its capacity as depositary, or Georgeson LLC, in its capacity as information agent, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. The Lands’ End Board is required by law to file with the SEC and provide to stockholders, within ten business days from the date of this document, a Schedule 14D-9 to advise stockholders of its position on the Offer. The Schedule 14D-9 will also contain other important information, and Purchaser recommends that holders of Shares review it carefully when it becomes available. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your Shares with your financial, tax or other advisors.
Following the completion or termination of the Offer, we may, from time to time, purchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing Shares, other than in the Offer, until the Expiration Time, except pursuant to certain limited exceptions including as provided in Exchange Act Rule 14e-5.
The Lands’ End Board duly (i) determined that the Purchase Agreement, the Transactions and the Offer are advisable and in the best interests of Lands’ End, its subsidiaries and its stockholders, and (ii) recommended that the stockholders of Lands’ End accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.
13.
Certain Effects of the Offer

If the Offer is closed and we purchase the maximum number of Shares in the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Purchase Agreement (See Section 11 — “The Purchase Agreement; Other Agreements”), following closing of the Offer we will be the beneficial owner, in the aggregate, of 2,222,222 Shares, representing approximately 7.3% of the outstanding Shares as of February 20, 2026.
Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We do not believe that our purchase of Shares pursuant to the tender offer will adversely affect the liquidity and market value of the remaining Shares held by the public.
14.
Dividends and Distributions

If, on or after the date hereof, Lands’ End should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities, (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing (other than in connection with (A) the vesting and/or settlement of restricted stock units and/or performance stock units in respect of Shares or (B) the exercise of stock options to purchase Shares), or (iv) declare a cash dividend or other distribution on the Shares (other than in the ordinary course of business consistent with past practice (including as to amount and timing)), any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the tender offer, or shall publicly disclose that it has taken any of the foregoing actions, then, subject to the provisions of Section 15 — “Conditions of the Offer” of this Offer to Purchase, we, in our discretion with Lands’ End’s written consent, may make such adjustments as we deem appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.
15.
Conditions of the Offer

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and WHP Global will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Purchase Agreement) may not accept for payment any tendered Shares if, at the then-scheduled Expiration Time, any of the following conditions (collectively, the “Offer Conditions”) exist:
(i)
An injunction or similar order by any court of competent jurisdiction in the United States or in certain other jurisdictions that prohibits the closing of the Transactions has been entered and continues to be in effect, or any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, ruling or decree of any Governmental Authority has been enacted, entered, enforced, adopted or promulgated after the date of the Purchase Agreement by any U.S., state or local governmental or regulatory agency, commission, court, body, entity, arbitrator, judicial government entity, or authority in the United States or in certain other jurisdictions that, in any case, prohibits or makes illegal the closing of the Transactions and which continues to be in effect.

(ii)
the Antitrust Condition has not been satisfied. The “Antitrust Condition” means that (i) any applicable waiting period (and any extension thereof) applicable to the closing of Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or early termination thereof shall have been granted, or clearance otherwise provided, as applicable, and (ii) the German Federal Cartel Office (Bundeskartellamt) shall have decided that the prohibition criteria in the German Act against Restraints of Competition 1957, as amended (Gesetz gegen Wettbewerbsbeschränkungen 1957) (“GWB”), are not satisfied, or the German Federal Cartel Office shall have been deemed to have made such a decision in accordance with the GWB.

(iii)
(A) the representations and warranties of the Sellers set forth in Section 4.1 (Organization and Authority of Seller; Enforceability), Section 4.2(a) (No Conflicts; Consents), Section 4.8

(Ownership of Purchased Equity), Section 4.10 (Brokers) and Section 4.11 (Capitalization of the Company) of the Purchase Agreement (the “Fundamental Representations”) are not true and correct in all material respects on and as of the Expiration Time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) and (B) all representations and warranties of Sellers contained in the Purchase Agreement other than the Fundamental Representations are not true and correct in all respects (disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect,” as defined in Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement”) on and as of the Expiration Time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except, in the case of this clause (B), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;
(iv)
Sellers have not complied with nor performed in all material respects their obligations required to be complied with or performed by them pursuant to the Purchase Agreement at or prior to, and is not in compliance with all such obligations as of, such time that Purchaser accepts for payment and pays for any Shares validly tendered in the Offer (the “MIPA Compliance Condition”);

(v)
A Material Adverse Effect shall have occurred and be continuing;

(vi)
Purchaser shall have failed to have received a certificate, dated the date on which the Expiration Time occurs and signed by a duly authorized officer of each Seller, certifying that each of the conditions set forth in clauses (iii), (iv) and (v) above have been satisfied as of immediately prior to the Expiration Time;

(vii)
Purchaser shall have failed to receive any or all of the following: (i) the Operating Agreement, (ii) the License Agreement, (iii) the Contribution, Assignment and Assumption Agreement and (iv) the Management Services Agreement (each as defined in Section 11 — “The Purchase Agreement; Other Agreements — Purchase Agreement,” and collectively, the “Ancillary Documents”) duly executed by the applicable member(s) of the Seller Group as set forth in the Purchase Agreement;

(viii)
The IP Contribution (as defined in Section 11 — “The Purchase Agreement; Other Agreements —Purchase Agreement”) shall have failed to have been closed in all but de minimis respects such that, as of immediately prior to the Expiration Time, LE Topco is not the owner of the Contributed Assets in all but de minimis respects (the “IP Condition”); and

(ix)
The closing of the Transactions has not occurred substantially concurrently with the closing of the Offer.

The foregoing conditions are for the sole benefit of WHP Global and Purchaser and, subject to the terms and conditions of the Purchase Agreement and the applicable rules and regulations of the SEC, may be waived by WHP Global and Purchaser, in whole or in part at any time and from time to time, in their sole discretion. The failure by WHP Global, Purchaser or any other affiliate of WHP Global at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16.
Certain Legal Matters; Regulatory Approvals

General.   Based on our examination of publicly available information filed by Lands’ End with the SEC and other publicly available information concerning Lands’ End, we are not aware of any governmental license or regulatory permit that appears to be material to Lands’ End’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Lands’ End’s business or that certain parts of Lands’ End’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition. See Section 15 — “Conditions of the Offer.”
(i)
U.S. Antitrust Compliance

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including Purchaser’s purchase of Shares pursuant to the Offer, cannot be closed until, among other things, notifications have been submitted by WHP Global and Lands’ End to the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and specified waiting period requirements have been observed.
WHP Global and Lands’ End filed their respective Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the Antitrust Division on February 13, 2026 initiating a 30-day waiting period. If the 30-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m., Eastern Time, of the next day that is not a Saturday, Sunday or federal holiday. During the 30-day waiting period, the FTC or the Antitrust Division can choose to shorten the waiting period by granting early termination or may extend the waiting period by issuing a Request for Additional Information and Documentary Materials (a “Second Request”) to each party. Alternatively, to provide the FTC or Antitrust Division with additional time to review the proposed transactions, the parties may withdraw and refile their HSR Notification Forms, following a procedure established pursuant to 16 CFR 803.12(c), starting a new 30-day waiting period. If the FTC or the Antitrust Division issue Second Requests, the waiting period with respect to the Offer would be extended to 11:59 p.m., Eastern Time, on the 30th day after certification of substantial compliance with such Second Requests by both parties (however, the parties could agree with the FTC or DOJ not to close the transactions for some period of time after the waiting period expires). As a practical matter, if such Second Requests were issued, it could take a significant period of time to achieve substantial compliance with such Second Requests, which could delay the Offer.
The FTC and the Antitrust Division scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Transactions. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Transactions, (iii) to require Purchaser to divest the Shares, or (iv) to require WHP Global or Lands’ End to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the closing of the Transactions, notwithstanding the termination or expiration of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the closing of the Transactions or seek other structural or conduct relief or damages. See Section 15 — “Conditions of the Offer.”

Neither WHP Global nor Lands’ End can be certain that a challenge to the Offer or the Transactions on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”
(ii)
German Antitrust Approval

WHP Global and Lands’ End are also required to make appropriate filings and submissions pursuant to the GWB. The approval of the German Federal Cartel Office (Bundeskartellamt) must be obtained, which may be satisfied either by the Office deciding that the prohibition criteria in the GWB are not met, or by the Office being deemed to have made such a decision in accordance with the GWB. WHP Global and Lands’ End filed their respective filings and submissions pursuant to the GWB by February 12, 2026.
(iii)
State Takeover Laws

Lands’ End conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Purchase Agreement, the Offer, or the Transactions and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Transactions, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Transactions, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or closing the Offer and the Transactions. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
17.
Fees and Expenses

Purchaser has retained the Information Agent and the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither WHP Global nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
18.
Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Lands’ End will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Lands’ End Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.
No person has been authorized to give any information on behalf of WHP Global or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of WHP Global, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.
LEWHP, LLC
February 26, 2026

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND WHP GLOBAL
1.
PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is 530 Fifth Avenue, 12th Floor, New York, NY 10036. The telephone number at such office is (646) 518-8495. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Yehuda Shmidman*	Yehuda Shmidman is the Chairman and Chief Executive Officer of WHP Global, which he founded with Oaktree Capital in 2019. Mr. Shmidman is a veteran of the brand management industry, having deployed significant capital over two decades to acquire, scale and monetize global consumer brands. Mr. Shmidman also currently serves as a Supervisory Board Member of Marley Spoon, a food and beverage company, and he serves as a Board Member of the Fashion Scholarship Fund, a non-profit based in New York.
Over the years, Fortune Magazine and Crain’s New York both included Mr. Shmidman in their prestigious “40 Under 40” lists, and multiple universities — including Columbia University, NYU Stern School of Business and Fordham Law School — featured Yehuda as a guest lecturer to deliver insights into the future of consumer brands and the retail industry.
Effy Zinkin	Effy Zinkin oversees the day-to-day operations of WHP Global’s brand portfolio as Chief Operating Officer since the firm’s founding in 2019. Mr. Zinkin brings over two decades of senior leadership experience across the apparel and accessory industries. He began his career at Marc Ecko Enterprises, where he advanced through executive roles including Chief Operating Officer and General Counsel, President, and Interim Chief Executive Officer, helping scale the business to over $1.5 billion in retail sales and culminating in a successful exit for the founders and equity owners. Effy holds a B.S. in Finance from Sy Syms School of Business, Yeshiva University, and a J.D. from the Benjamin N. Cardozo School of Law.
Matthew Finigan	Matthew Finigan currently serves as the Chief Financial Officer of WHP Global, where he brings over 20 years of experience in financial strategy, capital markets and risk management. Prior to joining WHP Global in 2021, Mr. Finigan served as the Chief Financial Officer of Tru Kids Brands from 2019 to 2021. This followed more than a decade at Toys“R”Us Inc, where he held several senior finance roles including Global Treasurer. He holds a master’s degree in business administration from the NYU Stern School of Business and a bachelor’s degree from the University of Massachusetts at Amherst (Phi Beta Kappa).

2.
WHP GLOBAL

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of WHP Global are set forth below. The business address of each such director and executive officer is 530 Fifth Avenue, 12th Floor, New York, NY 10036. The telephone number at such office is (646) 518-8495. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Yehuda Shmidman*	Yehuda Shmidman is the Chairman and Chief Executive Officer of WHP Global, which he founded with Oaktree Capital in 2019. Mr. Shmidman is a veteran of the brand management industry, having deployed significant capital over two decades to acquire, scale and monetize global consumer brands. Mr. Shmidman also currently serves as a Supervisory Board Member of Marley Spoon, a food and beverage company, and he serves as a Board Member of the Fashion Scholarship Fund, a non-profit based in New York.
Over the years, Fortune Magazine and Crain’s New York both included Mr. Shmidman in their prestigious “40 Under 40” lists, and multiple universities — including Columbia University, NYU Stern School of Business and Fordham Law School — featured Yehuda as a guest lecturer to deliver insights into the future of consumer brands and the retail industry.
Effy Zinkin	Effy Zinkin oversees the day-to-day operations of WHP Global’s brand portfolio as Chief Operating Officer since the firm’s founding in 2019. Mr. Zinkin brings over two decades of senior leadership experience across the apparel and accessory industries. He began his career at Marc Ecko Enterprises, where he advanced through executive roles including Chief Operating Officer and General Counsel, President, and Interim Chief Executive Officer, helping scale the business to over $1.5 billion in retail sales and culminating in a successful exit for the founders and equity owners. Effy holds a B.S. in Finance from Sy Syms School of Business, Yeshiva University, and a J.D. from the Benjamin N. Cardozo School of Law.
Matthew Finigan	Matthew Finigan currently serves as the Chief Financial Officer of WHP Global, where he brings over 20 years of experience in financial strategy, capital markets and risk management. Prior to joining WHP Global in 2021, Mr. Finigan served as the Chief Financial Officer of Tru Kids Brands from 2019 to 2021. This followed more than a decade at Toys“R”Us Inc, where he held several senior finance roles including Global Treasurer. He holds a master’s degree in business administration from the NYU Stern School of Business and a bachelor’s degree from the University of Massachusetts at Amherst (Phi Beta Kappa).
Thomas Casarella*	Thomas Casarella is the Co-Founder of WHP Global and has served on our Board of Directors since 2019. Mr. Casarella is a managing director and co-portfolio manager in the Special Situations Group at Oaktree Capital Management and helps lead investing efforts in the consumer and financial services industries. Prior to joining Oaktree in 2012, he served as Deputy Chief Restructuring Officer at the United States Department of the Treasury from 2009 to 2011. He is a board member of Avocet LLC, Attain Finance, Crossroads, Fabletics, Gitsit Solutions, Great American Group, Healthcare Finance Direct, NexGen Financial, and WHP Global. Mr. Casarella is also a board member of the nonprofit All4Kids.
Christopher Pucillo*	Christopher Pucillo has served on our Board of Directors since 2021. Mr. Pucillo is Managing Partner, Chief Investment Officer, and Founder of Solus Alternative Asset Management LP, founded in 2007, a multi-billion dollar SEC-registered, independent investment management company overseeing investments on behalf of institutional investors. Prior to Solus, he served as Head of Hedge Fund Strategies at Stanfield Capital Partners.
Aaron Rosen*	Aaron Rosen is a Partner, Co-Head of Opportunistic Credit and Co-Portfolio Manager of Special Opportunities in the Ares Credit Group, after joining the firm in 2018 as a Partner and Co-Portfolio Manager of Special Opportunities. Mr. Rosen serves as a member of the Ares Credit Group’s Opportunistic Credit Investment Committee and the Ares Private Equity Group’s Corporate Opportunities Investment Committee. Mr. Rosen has served on WHP Global’s Board of Directors since 2023. Mr. Rosen also currently serves as Chairman of the board of Savers

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Value Village, Inc. and serves on the boards for the parent entities of Virgin Voyages Intermediate Limited, Consolidated Precision Products Corp., Hornbeck Offshore Services, Inc., Form Technologies and TriMark USA, LLC.
Jordan Smith*	Jordan Smith is a Partner in the Ares Private Equity Group, which he joined in 2011, and has served on WHP Global’s Board of Directors since 2023. Additionally, Mr. Smith serves as a member of the Ares Private Equity Group’s Corporate Opportunities Investment Committee and the Ares Diversity, Equity and Inclusion Council. Prior to joining Ares, Mr. Smith was an Analyst at Lazard, where he focused on mergers and acquisitions across various industries. Mr. Smith currently serves on the Board of Directors for the parent entities of Awayday, Cooper’s Hawk, EP Wealth, Savers Value Village and Virgin Voyages. Mr. Smith previously served on the Board of Directors for the parent entities of DevaCurl, Farrow & Ball, Insight Global and Valet Living. Mr. Smith holds a B.S. with high honors from the Haas School of Business at the University of California, Berkley.
Hank Snoh*	Hank Snoh has served as a senior vice president in the Special Situations Group at Oaktree Capital Management since 2024, after having joined the firm as an Associate in 2018. He joined Oaktree from PJT Partners, where he was an analyst in the Restructuring and Special Situations group from 2016 to 2018. Mr. Snoh currently serves on the boards of WHP Global and Whistle Express Car Wash.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
If delivering by mail:	If delivering by express mail, courier or any other expedited service:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, Massachusetts 02021
Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below.
Copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Printed copies or additional electronic copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent upon request. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.
The Information Agent for the Offer is:
51 West 52nd Street, 6th Floor
New York, New York 10019
Shareholders, Banks and Brokers
Call Toll Free: 866-946-2345
Outside U.S. and Canada: 283-224-9035
Via Email: landsend@georgeson.com